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                                                                     Exhibit 10J

                                TERMINATION AGREEMENT

    This Agreement is made as of the 31st day of December, 1996, between Midwest Medical Insurance Holding Company, a Minnesota corporation, with its principal offices at 6600 France Avenue South (the "Company") and
_______________________ ("Employee").


                            W I T N E S S E T H  T H A T:

    WHEREAS, this Agreement is intended to specify the financial arrangements that the Company will provide to the Employee upon Employee's separation from employment with the Company under any of the circumstances described herein; and

    WHEREAS, this Agreement is entered into by the Company on authority of its Board of Directors, in the belief that it is in the best interests of the Company and its shareholders to provide stable conditions of employment for Employee in all circumstances including a change in control of the Company, and other circumstances, thereby enhancing the Company's ability to attract and retain highly qualified people.

    NOW, THEREFORE, to assure the Company that it will have the continued dedication of Employee and to induce Employee to remain the employ of the Company, and for other good and valuable consideration, the Company and Employee agree as follows:

    1. TERM OF AGREEMENT. The term of this Agreement shall commence on the later of the date hereof as written above and the first anniversary of Employee's employment by the Company and shall continue through December 31, 1997; PROVIDED THAT commencing on January 1, 1998 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless not later than September 30 of the preceding year; the Company shall have given notice that it does not wish to extend this Agreement; and PROVIDED, FURTHER, THAT notwithstanding any such notice by the Company not to extend, this Agreement shall continue in effect for a period of 17 months beyond the date of a Change of Control (as defined in Section 3(i) hereof) if such a change occurs during the term of this Agreement.

    2.    TERMINATION OF EMPLOYMENT

    (i) PRIOR TO A CHANGE IN CONTROL. Prior to a Change in Control (as defined in Section 3(i) hereof), and subject to the terms of any employment agreement which may exist between Employee and the Company, which has been duly executed by the Chief Executive and/or Chairman of the Company on its behalf ("Employment Agreement"), the Company


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may terminate Employee from employment with the Company at will, with or without
Cause (as defined in Section 3(iii) hereof), at any time, subject only to payments as provided in Section 4(ii).

    (ii)  AFTER A CHANGE IN CONTROL.

          (a) From and after the date of a Change in Control during the term of this Agreement (as defined in Section 3(i) hereof), and subject to the terms of any employment agreement which may exist between Employee and the Company, which has been duly executed by the Chief Executive and/or Chairman of the Company on its behalf ("Employment Agreement"), the Company shall not terminate Employee from employment with the Company except as provided in this Section 2(ii) or as a result of Employee's Disability (as defined in Section 3(iv).

          (b) From and after the date of a Change in Control during the term of this Agreement, the Company shall have the right to terminate Employee from employment with the Company at any time for Cause, by written notice to the Employee, specifying the particulars of the conduct of Employee forming the basis for such termination.

          (c) From and after the date of a Change in Control during the term of this Agreement:

                (aa) the Company shall have the right to terminate Employee's employment without Cause, at any time, and Employee, upon the occurrence of such a termination by the Company without Cause, shall be entitled to receive the benefits provided in Section 4(iii) hereof;

                (bb) the Employee shall also be entitled to receive the benefits provided in Section 4(iii) hereof upon the voluntary termination for Good Reason (as defined in Section 3(ii) hereof) of Employee's employment by Employee, subject to Section 13, and PROVIDED THAT at the time of such termination such Employee has continued in the employ of Company four, but not more than five, months following the date of such Change of Control;

                (cc) the Employee shall also be entitled to receive the benefits provided in Section 4(iii) hereof upon the voluntary termination without Good Reason of Employee's employment by Employee, subject to Section 13, and PROVIDED THAT (i) Good Reason (as defined in Section 3(ii) hereof) existed at the time of a Change in Control and Employee did not elect to terminate, and (ii) at the time of such termination such Employee has continued in the employ of Company 16, but not more than 17, months following the date of such Change of Control.

Employee shall evidence a voluntary termination by written notice setting forth in reasonable detail the proposed termination date and the facts and circumstances claimed by the Employee to constitute Good Reason, if the Employee claims the termination is for Good Reason, given to the Company at least 20 days before the effectiveness of such a termination.


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    3.    DEFINITIONS.

    (i)   A "Change in Control" shall mean:

          (a) The sale of all or substantially all of the assets of the Company; or the liquidation or dissolution of the Company;

          (b) Any person, or persons, who do not own Class A Common Shares of Company at the date of this Agreement become the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities, other than by issuance of shares by the Company in the ordinary course of its business;

          (c) The Continuing Directors (as defined in Section 3(v) hereof) cease to constitute a majority of the Company's Board of Directors; or

          (d) The majority of the Continuing Directors (as defined in Section 3(v)hereof) determine in their sole and absolute discretion that there has been a change in control of the Company.

    (ii) "Good Reason" shall mean the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of Employee's employment by the Company for Cause (as defined in Section 3(iii) hereof), for Disability (as defined in Section 3(iv) hereof) or for death:

          (a) the assignment to Employee of employment responsibilities which are not of comparable responsibility and status as the employment responsibilities held by Employee immediately prior to a Change in Control;

          (b) a reduction by the Company in Employee's base salary as in effect immediately prior to a Change in Control;

          (c) the Company's requiring Employee to be based anywhere other than within 100 miles of Employee's office location immediately prior to a Change in Control, except for requirements of temporary travel on the Company's business to an extent substantially consistent with Employee's business travel obligations immediately prior to a Change in Control;

          (d) the amendment, modification or elimination of the Company's benefit (as defined in Section 3(vi)) in any way which would materially and substantially reduce Employee's entitlements thereunder and which is discriminatory vis a vis Employee when compared with other employees of like circumstances or which is not part of a Company-wide change in Benefits applicable to all employees; or

          (e) the failure by the Company to obtain, as specified in Section 5(i) hereof, an assumption of the obligations of the Company to perform this Agreement by any successor to the Company.

    (iii) "Cause" shall mean termination by the Company of Employee's employment based upon (a) willful and continued failure by Employee substantially to perform his duties and


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obligations (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure resulting from Employee's termination for Good Reason) or (b) the willful engaging by Employee in misconduct which is materially injurious to the Company, monetarily or otherwise. For purposes of this Section 3(iii), no action or failure to act on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that his action or omission was in the best interests of the Company.

    (iv) "Disability" shall mean any physical or mental condition which would qualify Employee for a disability benefit under the Company's long-term disability plan.

    (v) "Continuing Director" shall mean any person who is a member of the Board of Directors of the Company immediately prior to a Change of Control.

    (vi) "Benefits" shall mean the Company's bonus, incentive compensation, qualified pension or retirement plans, health, accident, disability and life insurance plans.

    4.    PAYMENTS UPON TERMINATION OF EMPLOYMENT

    (i) PAYMENTS UPON VOLUNTARY TERMINATION. Upon the voluntary termination of employment, except pursuant to Section 2(ii)(c), or as required by law, Employee shall not be entitled to any payments, Benefits or payments with respect to Benefits, except as required by law.

    (ii) PAYMENTS PRIOR TO CHANGE OF CONTROL. Upon the involuntary termination of employment pursuant to Section 2(i) for Cause or by reason of Disability or death, Employee shall not be entitled to any payments, Benefits or payments with respect to Benefits, except as required by law.

    Upon the involuntary termination of employment pursuant to Section 2(i) without Cause, Employee shall be entitled to receive, as severance pay, the payments specified in this Section 4 (ii). Except as otherwise provided, the amounts due to Employee under subparagraphs (a) - (c) of this Section 4(ii) shall be paid to Employee not later than one business day after the date that the termination of Employee's employment becomes effective. All payments to Employee pursuant to this Section 4(ii) shall be subject to any applicable payroll or other taxes required by law to be withheld. Required payments include, payment of which is subject to Section 13:

          (a) the full base salary earned by him and unpaid through the date that the termination of Employee's employment becomes effective, at the rate in effect at the time written notice of termination was given.

          (b) any amount earned by Employee as a bonus with respect to the fiscal year of the Company preceding the termination of his employment if such bonus has not theretofore been paid to Employee; PROVIDED, THAT Employee shall not be entitled to any bonus payment with respect to the fiscal year including the termination of his employment, whether accrued or not.

          (c) an amount representing credit for any vacation earned or accrued by him but not taken.


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          (d)   on a monthly basis, an amount equal to Employee's monthly base salary (as in effect in the month preceding the month in which the termination becomes effective) during the month in which the termination becomes effective and during each month thereafter for an aggregate of three and three-quarters (3.75) months plus the number of months equal to one-twelfth of the number of total months of Employee's employment by Employer, up to a maximum of 11.25 months total, and subject to Section 4(iv) and (v).

          (e) No Benefits, or payments with respect to Benefits, shall be provided beyond the month of termination, except as required by law.

    (iii) PAYMENTS AFTER CHANGE OF CONTROL.  Upon the termination
(voluntary or involuntary) of the employment of Employee pursuant to Section 2(ii)(c) hereof, other than a technical termination which is followed by re-employment by any successor to the business or assets of Company, Employee shall be entitled to receive, as severance payments, the payments specified in this Section 4(iii). The amounts due to Employee under subparagraph (a) - (e) of this Section 4(iii) shall be paid to Employee not later than one business day after the date that the termination of Employee's employment becomes effective. All payments to Employee pursuant to this Section 4(iii) shall be subject to any applicable payroll or other taxes required by law to be withheld. Required payments include, payment of which is subject to Section 13:

          (a) The full base salary earned by him and unpaid through the date that the termination of Employee's employment becomes effective, at the rate in effect at the time written notice of termination (voluntary or involuntary) was given.

          (b) Any amount earned by Employee as a bonus with respect to the fiscal year of the Company preceding the termination of his employment if such bonus has not theretofore been paid to Employee.

          (c) Any amount accrued by Employee as a pro-rata bonus with respect to the fiscal year of the Company including the termination of his employment, which amount shall be determined by Company after the end of such year and paid within ten business days after the date of determination, but not later than March 31 of the ensuing fiscal year.

          (d) An amount representing credit for any vacation earned or accrued by him but not taken.

          (e) The Company shall provide Employee with a fully paid up, individual term life insurance policy in an initial face amount of three times the Employee's base compensation at the date of termination, which face amount shall reduce to 50% of the initial amount at age 65; provided, however, that such policy must be available to the Company at a cost reasonably comparable to the cost to purchase paid up term insurance under the split-dollar policy now maintained on the life of Employee as a part of his SERP account.

          (f) On a monthly basis, an amount equal to Employee's monthly base salary (as in effect in the month preceding the month in which the termination becomes effective) during the month in which the termination becomes effective and during each month thereafter, as follows:

                (aa) If pursuant to Section 2(ii)(c)(aa) hereof, nine (9) months plus the

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    number of months equal to one-twelfth of the number of total months of
    Employee's employment by Employer, up to a maximum of 24 months total, and subject to Section 4(iv), (v) and (vi);

                (bb) If pursuant to Section 2(ii)(c)(bb) hereof, six (6) months plus the number of months equal to one-twelfth of the number of total months of Employee's employment by Employer, up to a maximum of 18 months total, and subject to Section 4(iv), (v) and (vi); provided, that, in the event the Good Reason stated by Employee is a failure to relocate after Employer has made a good faith offer to Employee which otherwise does not provide Employee Good Cause except with respect to the relocation requirement, three (3) months plus the number of months equal to one-twelfth of the number of total months of Employee's employment by Employer, up to a maximum of nine (9) months total;

                (cc) If pursuant to Section 2(ii)(c)(cc) hereof, six (6) months plus the number of months equal to one-twelfth of the number of total months of Employee's employment by Employer, up to a maximum of 18 months total, subject to Section 4(iv), (v) and (vi).

          (g) So long as monthly payments are made under Section 4 (iii)(f), Company shall provide and pay the cost of Benefits but shall have no obligation to make payments past the date of termination of employment with respect to supplemental benefit plans (including SERP and split dollar life insurance), discriminatory plans or any qualified pension or retirement plans (including 401 K plans).

    (iv) DUTY TO MITIGATE. In all situations of employment under this Agreement, employee shall use his best, reasonable efforts to seek and obtain employment reasonably comparable to his present employment and, upon commencement of a new employment relationship, all payments, Benefits, and payments with respect to Benefits hereunder, except as required by law, shall terminate at the later of the month of commencement of such new employment or the month representing the 50% of the maximum number of months of payments under Section 4.

    (v) ELIGIBILITY FOR RETIREMENT BENEFITS. All payments, Benefits, and payments with respect to Benefits hereunder, to the extent enforceable and except as required by law, shall terminate the earlier of the month Employee becomes eligible for full retirement benefits under the Benefit and supplemental benefit plans of the Company or the month Employee first accepts partial benefits under such plans by reason of his retirement.

    (vi) NON-COMPETITION; CONFIDENTIALITY; COMPETITIVE EMPLOYMENT. Upon termination of employment under this Agreement, Employee shall be under no restriction or limitation as to engaging in the insurance business in competition with the Company or otherwise; provided, however, (i) that Employee agrees not to use Company property, confidential or proprietary information (i.e., customer lists, rates, forms, software, manuals or other written or tangible materials) for his own account, and (ii) agrees that payments, Benefits, or payments with respect to Benefits, except as required by law shall terminate (xx) immediately upon commencement of a new employment relationship with a company engaged in the medical malpractice business in one or more of the states in which the Company actively conducted its business at the date of termination of employment, and (yy) in the event Employee, during the 24 month period following termination of employment solicits medical malpractice business or otherwise competes with the Company, directly or indirectly, in the medical malpractice business in the states in which the Company actively conducts its business at the date of termination of employment.


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    (vii) IRS SECTION 2M. In the event that any payment or benefit received or to be received by Employee in connection with a Change in Control of the Company or termination of Employee's employment (whether payable pursuant to the terms of this Agreement or any other plan, contract, agreement or arrangement with the Company, with any person whose actions result in a Change in Control of the Company or with any person constituting a member of an "affiliated group" as defined in Section 28OG(d)(5) of the Internal Revenue Code of 1986, as amended (the "Code"), with the Company or with any person whose actions result in a Change in Control of the Company (collectively, the "Total Payments")) would not be deductible (in whole or in part) by the Company or such other person making such payment or providing such benefit solely as a result of Section 28OG of the Code, the amount payable to Employee pursuant to Section 4(i)(b) hereof shall be reduced until no portion of the Total Payments is not deductible solely as a result of Section 28OG of the Code or such amount payable to Employee pursuant to Section 4(i)(b) is reduced to zero. For purposes of this limitation, (a) no portion of the Total Payments the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of payment of the amount pursuant to Section 4(i)(b) shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company and acceptable to Employee does not constitute a "parachute payment" within the meaning of Section 28OG(b)(2) of the Code; (c,) the payment pursuant to Section 4(i)(b) shall be reduced only to the extent necessary so that the Total Payment (other than those referred to in the immediately preceding clause (b)) in their entirety constitute reasonable compensation within the meaning of Section 28OC(b)(4)(B) of the Code, in the opinion of the tax counsel referred to in the immediately preceding clause (b); ((i) the value of any benefit provided by Section 4(i)(d) of this Agreement shall not be taken into account in computing Total Payments; and (e) the value of any other noncash benefit or of any deferred cash payment included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Section 28OG(d)(3) and (4) of the Code. In case of uncertainty as to whether all or some portion of a payment is or is not payable to Employee under this Agreement the Company shall initially make the payment to the Employee, and Employee agrees to refund to the Company any amounts ultimately determined not to have been payable under the terms hereof

    5.    SUCCESSORS AND BINDING AGREEMENT

          (i) The Company will require any successor (whether direct or indirect, bypurchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled hereunder if employee terminated his employment after a Change in Control for Good Reason, except that for purposes of implementing die foregoing, the date on which any succession becomes effective shall be deemed the date that the termination of Employee's employment becomes effective. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 5(i) or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

          (ii) This Agreement is personal to Employee, and Employee may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to


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any other person.  Notwithstanding the foregoing, this Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, heirs, distributes, devisees and legatees.

    6. ARBITRATION. Any dispute or controversy arising wider or in connection with this Agreement shall be settled exclusively by arbitration in the Minneapolis-St. Paul metropolitan area, in accordance with the applicable rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

    7. MODIFICATION: WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Employee and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

       8. NOTICE. All notices, requests, demands and all other communications required or permitted by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment and any notice of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as first written above (directed to the attention of the Board of Directors and Corporate Secretary in the case of the Company). Either party hereto may change its address for purposes of this Section 8 by giving 15 days' prior notice to the either party hereto.

       9. SEVERABILITY. If any term or provision of this Agreement or the application hereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

    10. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    11. GOVERNING LAW This Agreement has been executed and delivered in the State of Minnesota and shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota, including all matters of construction, validity and performance.

       12. EFFECT OF AGREEMENT. The Company and the Employee understand and agree that this Agreement is intended to reflect their agreement only with respect to payments and benefits upon termination in certain cases and is not intended to create any obligation on the part of either party to continue employment. This Agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof, PROVIDED, THAT this Agreement shall not supersede or limit in any way Employee's rights under any written employment agreement or Company Benefits in accordance with their terms.


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    13.   RELEASE.  As an express condition to the right to receive payments under this Agreement after termination of employment, Employee shall provide Company with a release of any and all claims he may have against the Company with respect to the circumstances surrounding his termination, or otherwise, whether provided by law, contract, or otherwise; PROVIDED, THAT such release shall not supersede or limit Employee's rights under any written Employment Agreement or Benefits in accordance with their terms.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, all as of the date first written above.

                        MIDWEST MEDICAL INSURANCE HOLDING COMPANY

                        By   ______________________________
                             Andrew J.K. Smith, M.D.

                        By   _______________________________
                             David P. Bounk
                             Its Chief Executive officer

                        Employee



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